As filed with the Securities and Exchange Commission on March 22, 2000
                                                 Registration No. 333-96257

             U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

                            FORM SB-2
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        (Amendment No. 1)

                      POWER MARKETING, INC.
          (Name of small business issuer in its charter)

        Delaware                                               13-3851304
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


  311 South State Street, Suite 460, Salt Lake City, Utah 84111
                          (801) 364-9262
(Address & telephone number of principal executive offices & place of business)


                            Lynn Dixon
  311 South State Street, Suite 460, Salt Lake City, Utah 84111
                          (801) 364-9262
    (Name, address and telephone number of agent for service)


                            Copies to:
                 Thomas G. Kimble & Van L. Butler
                  THOMAS G. KIMBLE & ASSOCIATES
                   311 South State Street, #440
                    Salt Lake City, Utah 84111
                          (801) 531-0066


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                 CALCULATION OF REGISTRATION FEE

Title of Each Class  Amount to be Proposed Maximum    Proposed Maximum Amount
of Securities to be  Registered   Offering Price/Unit Aggregate Price  of fee
Registered

Warrants; underlying 1,250,000   $ 1.00               $ 1,250,000      $330.00
Common Stock $.001
par value

     TOTALS                                                             330.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                      POWER MARKETING, INC.

                 1,250,000 shares of common stock

       underlying 1,250,000 common stock purchase warrants


     Our company, Power Marketing, Inc., has registered:

bullet 1,250,000 warrants, to be distributed without cash consideration, as soon as practicable after the date of this prospectus, to common stockholders of record as of [a date within 20 days after the date of this prospectus].

bullet 1,250,000 shares of common stock, to be offered and sold by Power Marketing without any underwriting discounts or other commissions, only to holders of the warrants, and issued upon exercise of the warrants, at $1.00 per share underlying warrants, or $1,250,000 in the aggregate if all warrants are exercised.


     There will not be any public market for or transferability of the warrants. Our common stock has been quoted on the Electronic Bulletin Board maintained by the NASD under the symbol "PMKT".



You should not purchase these securities if you cannot afford to risk the loss of your entire investment. Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 5.




          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



    The date of this prospectus is                     , 2000

         Table of contents                                         Page

Prospectus summary . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Comparative data . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Use of proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Market information & dividend policy . . . . . . . . . . . . . . . . 7

Management's discussion and analysis . . . . . . . . . . . . . . . . 8

Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Available information. . . . . . . . . . . . . . . . . . . . . . . .12

Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

Principal shareholders . . . . . . . . . . . . . . . . . . . . . . .13

Certain transactions . . . . . . . . . . . . . . . . . . . . . . . .14

Description of securities. . . . . . . . . . . . . . . . . . . . . .15

Plan of distribution . . . . . . . . . . . . . . . . . . . . . . . .18

Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .19

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

Financial statements . . . . . . . . . . . . . . . . . . . . . . . F-1

                       Prospectus summary

       Power Marketing is in the business of buying select vintages of red wine, champagne and other fine wines, and holding the wines for investment appreciation and eventual resale. Our address is 311 South State Street, Suite 460, Salt Lake City, Utah 84111. Our phone number is
  (801) 364-9262.

                              THE OFFERING

  Securities         1,250,000 warrants; 1,250,000 shares of
  offered            our common stock.

  Offering Prices    $1.00 per share underlying the
                     warrants.   The offering price
                     is payable in cash upon exercise of the warrants.

  Plan of DistributionWarrants will be distributed without
                     cash consideration.
                     Shares will be offered and sold without
                     discounts or other
                     commissions, to holders of the
                     warrants, upon exercise. No
                     minimum number of warrants must be
                     exercised, and no
                     assurance exists that all or any
                     warrants will be exercised.

  Use of Proceeds    We could receive as much as $1,250,000
                     from sale of the
                     1,250,000 shares of common stock, if
                     all warrants are
                     exercised.  Any proceeds will be used
                     generally to provide
                     additional working capital for wine
                     investing, but have not
                     been specifically allocated, since we
                     do not know if any
                     warrants will be exercised.

  Securities OutstandingWe are authorized to issue up to
                     50,000,000 shares of
                     common stock and presently have
                     1,250,000 shares of
                     common stock issued and outstanding.

  Warrants

  bullet    1,250,000 warrants will be distributed without cash consideration.
  bullet    Each warrant allows you to purchase one share of common stock at any time until June 30, 2002, if this prospectus is still current or has been updated.
  bullet    The exercise price is $1.00 per share, with adjustment in event of stock dividends, splits, etc.
  bullet    The warrants can be redeemed by us for $.01 per warrant on 30 days notice at any time after the date of this prospectus.

                             RISK FACTORS

     The securities involve a high degree of risk. You should carefully consider the following risk factors and all other information in this prospectus before investing in Power Marketing.

     WE HAVE INCURRED NET LOSSES SINCE INCEPTION AND HAD ACCUMULATED A $(29,829) DEFICIT AT DECEMBER 31, 1999. We do not know when, if ever, the business may become profitable.

     THE NET LOSSES AND ACCUMULATED DEFICIT RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. The independent auditors' report includes a going concern qualification because the financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     MANAGEMENT HAS NO PRIOR EXPERIENCE WITH OR KNOWLEDGE OF THE WINE INDUSTRY. We will have to rely on the advice of others on the selection of wines to purchase for investment and the timing of purchase and sale.

     WE MAY NOT BE ABLE TO SELECT CHAMPAGNE OR OTHER WINES TO PURCHASE AND HOLD FOR INVESTMENT THAT WILL APPRECIATE IN VALUE ENOUGH TO GENERATE A PROFIT UPON SALE. We may be unable to sell our inventory into a ready market when the wines are at their price and quality peak.

     DEMAND FOR WINE IS SUBJECT TO FACTORS UNRELATED TO QUALITY AND RARITY. We have no control over these factors nor ability to anticipate their effect upon demand.

     WE DEPEND UPON A SOLE SUPPLIER OF INVESTMENT GRADE WINES AND HAVE NO CONTRACTS WITH SUPPLIERS. You are not assured we will be able to obtain investment grade wines.

     YOU ARE NOT ASSURED THAT ANY PROCEEDS WILL BE RECEIVED FROM EXERCISE OF WARRANTS. It is unlikely that all or many warrants will be exercised. This increases your risk if you exercise your warrants, because you do not know if any additional warrants will be exercised or if we will receive further funding. Proceeds may not be sufficient to defray offering expenses. Because no minimum number of warrants must be exercised, there is no escrow of funds. Any proceeds received will immediately be retained by us for use in our business.

     THE AMOUNT OF CAPITAL CURRENTLY AVAILABLE TO US IS VERY LIMITED. If proceeds from this offering and our existing capital are not sufficient to enable us to develop and expand our business and generate a profit, we may need additional financing, for which we have no commitments or arrangements from commercial lenders or other sources.

     YOU CANNOT TRANSFER AND MAY NOT EVEN BE ABLE TO EXERCISE YOUR WARRANTS. Warrants are nontransferable, and can only be exercised, if exercise is permitted under the securities laws of your state, and only while this prospectus is current and the registration statement remains effective. We intend to update the prospectus as necessary to keep it current and maintain federal and state registration or qualification for the exercise, but may not always do so. Whether a current prospectus is effective or not, warrants are redeemable for $.01 per warrant at any time. If redeemed when no current prospectus is effective, you will have no opportunity to exercise the warrants, but will be compelled to accept the nominal redemption price.

     YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT READILY OR AT ALL WHEN YOU NEED OR DESIRE TO SELL. Although our common stock is eligible for quotation on the Electronic Bulletin Board maintained by the NASD, there has been no active public trading market. You are not assured that an active trading market will develop, or if a market does develop, that it will continue. As a result, an investment in our common stock may be totally illiquid.

                               DILUTION

     You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase. The exact amount of dilution will vary depending upon the number of warrants exercised.

     Dilution is the difference between the warrant exercise price of $1.00 per share, and the net tangible book value per share of common stock immediately after its purchase. Net tangible book value per share is calculated by subtracting total liabilities from total assets less intangible assets, and then dividing by the number of shares of common stock then outstanding. Based on the December 31, 1999, financial statements of Power Marketing, net tangible book value was $48,721 or about $.04 per common share. Before exercise of any warrants, 1,250,000 shares of common stock are outstanding.

     If all warrants get exercised, which is not assured or likely, 2,500,000 shares of common stock will then be outstanding. The estimated pro forma net tangible book value, which gives effect to receipt of the net proceeds from exercise and issuance of the underlying shares of common stock, but does not take into consideration any other changes in net tangible book value after December 31, 1999, would then be $1,278,721 or about $.51 per share. This would result in dilution to persons exercising warrants of $.49 per share, or 49% of the exercise price of $1.00 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.04 before the offering to $.51 after the offering, or an increase of $.47 per share due to exercise of the warrants.

     If less than all the warrants get exercised, dilution to the exercising warrant holders will be greater than the amount shown. The fewer warrants exercised, the greater dilution will be on the warrants that are exercised.
If none or only a few warrants get exercised, shares of common stock then outstanding will not increase significantly, but net tangible book value will decrease by the amount of offering expenses incurred in excess of any proceeds received. This would result in dilution to persons exercising warrants of as much as $.98 per share, or 98% of the exercise price of $1.00 per share.

     The following table shows the estimated net tangible book value per share before and after exercise of the warrants and dilution to persons purchasing the underlying common stock, assuming none or only a few warrants get exercised, then alternatively assuming all the warrants get exercised.



Exercise of:           none or only a fewwarrantsall of the warrants


Warrant exercise                        $1.00         $1.00
price/share

Before exercise              $.04            $.04

Change due to warrant        (.02)            .47
exercise

Pro forma after exercise                  .02            .51

Dilution                                $ .98         $ .49



     Dilution will range somewhere in between these amounts if more than a few but fewer that all warrants get exercised.

                           COMPARATIVE DATA

     The following chart shows prices paid for, and proportionate ownership in Power Marketing represented by, common stock purchased since inception by initial shareholders and other present shareholders, compared to the price that will be paid and proportionate ownership represented by common stock that will be acquired by exercising warrant holders, assuming all warrants are exercised.



                  Shares    PercentCash Paid  Percent Avg
                  Owned                               Price/share

Initial           1,000,000 40%    $   33,500  2.5%    $ .0335
Shareholders

Other Shareholders  250,000 10%    $   50,000  3.8%    $ .20

Warrant Holders   1,250,000 50%    $1,250,000 93.7%    $1.00



                           USE OF PROCEEDS

     The net proceeds from the sale of the shares of common stock underlying the warrants at the exercise price of $1.00 per share will vary depending upon the total number of warrants exercised. We do not know if all or any warrants will be exercised. Since there is no assurance that all or any warrants will be exercised nor any requirement that any minimum number of the warrants be exercised, there are no escrow provisions. Any proceeds that are received will be immediately available to be used by us. Management's general intent is to use whatever additional funds may be generated from warrant exercise to finance further development and expansion of our business by investing all available proceeds in additional vintages of select wines. If all warrants get exercised, which is not assured or likely, we would receive gross proceeds of
$1,250,000.   Regardless of the number of warrants exercised, we expect to incur offering expenses estimated at $20,000 for legal, accounting, printing and other costs in connection with the offering. If only nominal proceeds are received or any amount less than 20,000 warrants get exercised, proceeds will not be sufficient to defray offering expenses, and no proceeds will be available for other uses. If all or any amount greater than 20,000 warrants get exercised, any proceeds in excess of offering expenses will be used to provide additional working capital for wine investing to the extent not needed for general corporate purposes to cover other business expenses, including the lease of storage space, other overhead expenses and fulfillment of reporting obligations. Proceeds have not been specifically allocated to other uses, and the exact uses of the proceeds will depend on the amounts received and the timing of receipt.

                 MARKET INFORMATION & DIVIDEND POLICY

     Our common stock has been quoted under the symbol PMKT on the Electronic Bulletin Board known as the OTCBB, which is maintained by the National Association of Securities Dealers, Inc., but has not been traded in the over-the-counter market. The only bid quotation on the OTCBB has been $.01. This quotation represents interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions. As of March 14, 2000, there were about 100 record holders of our common stock.

     You are not assured you will be able to sell your common stock in the future at a price which equals or exceeds the exercise price. The exercise price of the warrants was arbitrarily determined by us and set at a level substantially in excess of prices recently paid for securities of the same class. The price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the exercise price be regarded as an indicator of any future market price of our securities.

     Our common stock is considered a low priced security under rules promulgated by the Securities and Exchange Commission. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers' duties, customers' rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

DIVIDEND POLICY

     Power Marketing has not previously paid any cash dividends on common stock and does not anticipate or contemplate paying dividends on common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Delaware corporate law, a corporation may declare and pay dividends only out of its surplus, as defined, or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis should be read in conjunction with our financial statements and the notes associated with them contained elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed in this prospectus will necessarily continue into the future or that any conclusion reached in this prospectus will necessarily be indicative of actual operating results in the future. The discussion represents only the best present assessment of management.

PLAN OF OPERATIONS.

     Management's plan of operation for the next twelve months is to continue using existing capital and any funds from exercise of warrants in this offering, which are its sources of liquidity, to acquire additional inventory of select wines to hold for investment and resale, and also to provide general working capital during the next twelve months. Under this plan of operations Power Marketing has no specific capital commitments and the timing of capital expenditures for wine investing will depend upon the receipt of additional funds from warrant exercise or elsewhere, none of which is assured. The time frame for revenue generating activities and cash flows is also not assured or known and will depend upon the timing of sale of the wines, and receipt of the proceeds from these sales. We do not presently anticipate that we will have to raise additional funds within the next twelve months, but we have not determined how long beyond that existing capital can satisfy any cash requirements. While we do not anticipate any need to raise additional capital, we believe Power Marketing will have the opportunity to invest whatever additional funds may be received from the exercise of warrants in purchasing additional vintages of investment grade wines. If we do not receive sufficient funds to carry out the full plan of operations, Power Marketing will modify operations and reduce the amount spent purchasing additional vintages of investment grade wines, to the extent these funds are needed to cover other business expenses, including the lease of storage space, other overhead expenses, and fulfillment of our reporting obligations. We do not anticipate any capital commitments for product research and development or significant purchases of plant or equipment, or any change in the number of employees.

     In November, 1999, we purchased one hundred cases of investment grade champagne from an affiliated company, at the affiliate's cost, for a note payable in the amount of $115,830, due in 6 months with interest at 6% per annum. We also sold 250,000 shares of common stock in a non public offering, at $.20 per share, and raised gross proceeds of $50,000. We later purchased several different vintages of investment grade wines at a cost of $37,741.

                               BUSINESS

HISTORY AND DEVELOPMENT OF POWER MARKETING

     Power Marketing, Inc., a development stage company, was incorporated under the laws of the State of Delaware on August 1, 1995. In connection with its organization, the founder contributed $28,500 cash to initially capitalize Power Marketing in exchange for 950,000 shares of common stock.

     On September 19, 1995, Power Marketing commenced a public offering in reliance upon Rule 504 of Regulation D, promulgated by the U.S. Securities & Exchange Commission under the Securities Act of 1933. 50,000 shares of common stock were offered and sold and the offering closed in October, 1995.

     Power Marketing was initially formed to engage in the infomercial business marketing hair products. This business was not successful and operations were eventually discontinued. In November-December, 1999, management of Power Marketing decided to engage in the business of wine investing, and raised additional capital for this purpose. Power Marketing sold 250,000 shares of common stock in a non public offering, at $.20 per share, and raised gross proceeds of $50,000. This increased the total issued and outstanding common stock to 1,250,000 shares.

INDUSTRY BACKGROUND

     Based on information and advice of our supplier and in publications like Inc. magazine, Power Marketing intends to take advantage of what management believes is a money making opportunity that can be realized through buying, selling and investing in select vintages of wines. The philosophy is simple; buy California's and France's premier red wines when they are first released and hold them for investment, appreciation and later resale, then sell the wines after a 12 to 24 month period. Based on advice of our supplier, management believes, but cannot assure that the appreciation of the wines will generally be greatest within this period. We will then take any proceeds from investment, roll it over, and reinvest in the next release of the wines. We also invest in select vintages of champagne and other sparkling wines which our supplier has advised us are top ranked, such as 1990 Dom Perignon, and will hold them for investment, appreciation and later resale whenever aging and anticipation of demand results in an increase in value sufficient to realize a good return on investment.

     Power Marketing intends to purchase the actual wines directly from suppliers rather than purchasing futures contracts, and will not be purchasing futures contracts. Management is aware of companies that supply wines for various purposes including investment, from which Power Marketing acquires the wines it holds for investment. These companies conduct research regarding the world's top wines and will provide educated recommendations to management about the specific wines that can be purchased for investment and are likely to appreciate in value over time. These companies buy and sell wines held for investment from collectors and charge a commission of 10% to 15% for the services. They also typically provide for a fee suitable temperature controlled storage facilities in which to keep the wines while they age.
Power Marketing intends to purchase and hold the wines for investment appreciation and eventual resale rather than selling wines on a retail basis.

     Wine investing, or using wines as an investment vehicle, is based on the principle of aging. Some wines are believed by professional connoisseurs to benefit from the aging process. As a result, these wines have the potential to become more valuable with the passage of time. Most investment grade wines are red wines, because white wines generally do not benefit from aging. Aging allows a fine red wine, on the other hand, to develop distinctive traits which are highly valued by collectors and other connoisseurs. Select vintages of other wines, such as champagne, may also benefit from the aging process enough to become investment grade wines, if they are or become a top ranked vintage. For instance, our supplier, Nevada Wine Company has advised us that 1990 Dom Perignon champagne is generally considered to be a top ranked vintage of champagne. As a result of this aging process, the vintages of wines that are sought after as investment grade wines may increase several times in value as they are aged over a period of years, especially if the wines achieve a "First Growth" or top ranked classification as they are aged.

     A second factor upon which wine investing is based is anticipation of demand, and the timing of demand, for such vintages. Because of the aging factor, those vintages of red wine, champagne and other wines which become the most highly sought after achieve such status only after having been "aged to perfection" for a number of years. Obviously, at that point in time, the supply of such vintages is fixed and cannot be further increased, even though the demand is continuing to increase. Combined with the fact of general increases in demand which will occur at various times as a result of certain events such as celebrations and other festivities, the potential exists for significant increases over time in the value of the most highly sought after vintages, if the demand continues to increase, since the supply is fixed.

     Power Marketing has purchased its wine investments mostly through Nevada Wine Company, using the recommendations, brokerage, marketing, storage and other services provided by that company. Nevada Wine Company is not affiliated with Power Marketing or its principals. Nevada Wine Company is a six year old Las Vegas based company that supplies the market with wine for many large and small businesses and also sells many of the world's finest wines to collectors who purchase and hold wines for their investment value, or to others who just want a good bottle of wine to drink. These wines range from good inexpensive wine to wines worth hundreds of dollars. In December, 1999, Power Marketing used the proceeds of its recently completed offering to purchase several vintages of investment grade wines, which it is still holding at the temperature controlled storage facilities maintained by Nevada Wine Company in Las Vegas.

     The following table shows the wine investments Power Marketing has purchased so far.

Description               Bottles Price/unit      Total




1996 Pahlmeyer Red Table           18 $65.00  $1,170.00

1996 Quintessa Cabernet           120     75      9,000

1996 Opus One                      24    130      3,120

1995 Berringer Reserve Cabernet    60     60      3,600

1997 Diamond Creek GravelyMeadow   24    120      2,880


1997 Diamond Creek Red RockTerrace 24    120      2,880


1997 Diamond Creek                 24    120      2,880
Volcanic Hill

1995 Silver Oak Alex               24     60      1,440

1996 Lokoya Cabernet               11    125      1,375

1997 Dow Port                      36     55      1,980

1997 Taylor Port                   36     78      2,808

1997 Fonsecs Port                  36     78      2,808

1997 Del Dotto                     36     50      1,800

1990 Dom Perignon (champagne)   1,200  96.53 115,830.00



Balance December 31, 1999     1,673$1,232.53$153,571.00

     There is absolutely no assurance that Power Marketing will be successful in this venture. Management has little or no prior experience in this business or industry and will have to rely on the advice of others. Management believes that any additional funds that may be received from exercise of warrants can be used to increase the amounts of purchases or investments Power Marketing can make.

COMPETITION

     The business of buying, selling and investing in fine wines is intensely competitive, with many companies and other persons who may have greater technical expertise, financial resources and marketing capabilities than Power Marketing. We are aware that there are many collectors and other persons who invest in wines and will compete directly with us. There is no assurance we will be able to overcome competitive disadvantages we face as a small, start up company with limited capital. We will only be able to invest to the extent of our limited capital and sell when we become aware through our supplier or otherwise of opportunities to invest or sell. If we cannot compete effectively, regardless of the success of this offering, we will not succeed.

EMPLOYEES

     As of the date of this prospectus, Power Marketing has no full-time employees. Because we are using the services provided by Nevada Wine Company, only a minimal amount of management time is needed. No full-time employees are presently needed.

FACILITIES

      Power Marketing has no office facilities and does not presently anticipate the need to lease commercial office space or facilities, but for the time being uses the address of the president as the business address. We may lease commercial office facilities at such time in the future as our operations have developed to the point where the facilities are needed, but we have no commitments or arrangements for any facilities, and there is no assurance regarding the future availability of commercial office facilities or terms on which we may be able to lease facilities in the future, nor any assurance regarding length of time the present arrangement may continue. In connection with the purchase of an inventory of wines to hold for investment and resale, Power Marketing has leased from third parties or otherwise paid for the use of temperature controlled or otherwise suitable storage facilities for the wines.

                        AVAILABLE INFORMATION

     We filed a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Power Marketing and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees.

     As of the date of this prospectus, we became subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of the material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

     Copies of our annual, quarterly and other reports filed with the Commission, starting with the quarterly report for the first quarter ended after the date of this prospectus, due 45 days after the end of the quarter, will also be available upon request, without charge, by writing Power Marketing, Inc., 311 South State Street, Suite 460, Salt Lake City, Utah 84111.

                              MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows directors, executive officers and other significant employees, their ages, and all offices and positions with Power Marketing. Each director is elected for a period of one year and serves until his successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the board of directors.

                         Term Served          Positions
Name of Director Age     As Director/Officer  With Company

Lynn Dixon       52      Since                President, Secretary-
                         inception            Treasurer & Director


     This individual serves as the sole officer and director. A brief description of his positions, duties, background and business experience follows:

     LYNN DIXON. Mr. Dixon graduated with a B.S. Degree in business from Utah State University in 1969. From 1969 through 1972, he was employed at Thiokol Chemical Corporation as a cost accountant. From 1972 through 1979, he was employed as a stock broker with Olsen and Company in Salt Lake City, Utah. From 1979 to the present, Mr. Dixon has devoted his full time to managing his own investments. Mr. Dixon did serve as President of Winthrop Industries until November 1999, when it went through a change in control.

     There are no arrangements or understandings regarding the length of time a director is to serve in that capacity.

EXECUTIVE COMPENSATION

     Power Marketing has not paid any compensation to its executive officer and director to date. We have no employment agreement with nor key man life insurance on management. Management is entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on our behalf. The officer does not devote full time or a significant amount of time to the affairs of Power Marketing, is not a full time employee and does not receive any salary or wage. There is no assurance regarding the length of time that this arrangement may continue, nor any assurance that the services of the officer will continue to be available for any specified length of time.

                        PRINCIPAL SHAREHOLDERS

     The following table contains stock ownership information about officers or directors, and other stockholders who we know to be beneficial owners of more that 5% of our stock. A beneficial owner of stock is any person who has or shares the power to decide how to vote or whether to dispose of the stock.

                      Title of  Amount & Nature of    % of
Name and Address       Class    Beneficial Ownership  Class

Lynn Dixon             Common   1,025,700 shares       82%
311 S. State, #460
SLC, UT 84111

All officers and       Common   1,025,700 shares       82%
directors as a group
(1person)


     The foregoing amounts include all shares these persons may be considered to beneficially own regardless of the form of ownership.

                         CERTAIN TRANSACTIONS

     In connection with the organization, the founder contributed $28,500 cash to initially capitalize Power Marketing in exchange for 950,000 shares of common stock.

     During November 1999, Power Marketing purchased for a price of $115,830, champagne to hold as an investment. The champagne was purchased with a note payable for $115,830 from Winthrop Industries, a company that subsequently went through a change in control and became known as Compass Knowledge. However, at the time of the purchase, this company was affiliated with Power Marketing through common control. The note is due in 6 months and provides for interest at 6% per annum. Power Marketing purchased the champagne from Winthrop at its cost to purchase from a third party.

CONFLICTS OF INTEREST

     Other than as described in this prospectus we do not expect to have significant further dealings with affiliates. However, if there are dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently none of the officers and directors have any transactions which they contemplate entering into with Power Marketing, aside from the matters described in this prospectus.

     Management will attempt to resolve any conflicts of interest that may arise in favor of Power Marketing. Failure to do so could result in fiduciary liability to management.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

     The General Corporation Law of Delaware permits provisions in the articles which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, bullet breach of the director's duty of loyalty to the corporation or its stockholders;
bullet acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;
bullet    unlawful stock purchases, redemptions or payment of dividends; or
bullet any transaction from which the director derived an improper personal benefit.
Our articles limit liability of directors to the full extent permitted by Delaware law. With these exceptions this eliminates personal liability of a director to Power Marketing or its shareholders, for monetary damages for breach of fiduciary duty. Therefore a director cannot be held liable for damages to Power Marketing or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a director. Delaware law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he defends himself successfully. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation.

     This will limit your ability as shareholders to hold officers and directors liable and collect monetary damages for breaches of fiduciary duty, and requires us to indemnify officers and directors to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons under these provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is unenforceable.

                      DESCRIPTION OF SECURITIES

COMMON STOCK

     We are presently authorized to issue 50,000,000 shares of common stock. Power Marketing presently has 1,250,000 shares of common stock outstanding and has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered in this offering. The shares of common stock to be issued on completion of the offering will be, when issued according to the terms of the offering, fully paid and non-assessable.

     The holders of common stock, including the shares offered in this offering, are entitled to equal dividends and distributions, per share, on the common stock when, as and if declared by the board of directors from funds legally available for that. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote on the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

     Issuance of additional common stock in the future will reduce your proportionate ownership and voting power. Directors can issue additional common stock, without shareholder approval to the extent authorized. We are authorized to issue 50,000,000 shares of common stock.

PREFERRED STOCK

     We are also presently authorized to issue 500,000 shares of preferred stock. Under our articles of incorporation, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The board of directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Delaware Secretary of State, or copies may be obtained from Power Marketing. The board of directors has not designated any series or issued any shares of preferred stock.

     The ability of directors, without stockholder approval, to issue additional shares of preferred stock could be used as anti-takeover measures. Anti-takeover measures may result in you receiving less for your stock than you otherwise might. The issuance of preferred stock creates additional securities with dividend and liquidation preferences over common stock, and may have the effect of delaying or preventing a change in control without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

WARRANTS

     Power Marketing has declared a distribution of 1,250,000 common stock purchase warrants to shareholders of record as of [a date within 20 days after the date of this prospectus]. The warrants are exercisable at $1.00 per share, on or before June 30, 2002, upon effectiveness of registration of the warrants and underlying shares.

          (a) Power Marketing may redeem all or a portion of the warrants, at $.01 per warrant, at any time upon 30 days' prior written notice to the warrant holders. The warrants may be redeemed whether or not a current registration statement is effective. Any warrant holder who does not exercise his warrants before the redemption date, as set forth on the notice of redemption, will forfeit his right to purchase the shares of common stock underlying the warrants, and after the redemption date any outstanding warrants referred to in the notice will become void and be canceled. If not redeemed, the warrants will expire at the conclusion of the exercise period unless extended by us.

          (b) Power Marketing may at any time, and from time to time, extend the exercise period of the warrants provided that written notice of the extension is given to the warrant holders before the expiration date. Also, Power Marketing may, at any time, reduce the exercise price by written notification to the holders. We do not presently contemplate any extensions of the exercise period or reduction in the exercise price of the warrants.

          (c) The warrants contain anti-dilution provisions on the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition. In the event of liquidation, dissolution or winding-up, warrant holders will not be entitled to participate in the assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends may be declared on the warrants.

          (d) The warrants may be exercised by surrendering to Power Marketing, a warrant certificate evidencing the warrants to be exercised, together with the exercise form duly completed and executed, and paying the exercise price per share in cash or check payable to Power Marketing. Stock certificates will be issued as soon as practicable.

          (e) The warrants will not be exercisable unless the warrants and the shares of common stock underlying the warrants are registered or otherwise qualified in applicable jurisdictions.

          (f) The warrants will be nontransferable by their terms, cannot be transferred without the consent of Power Marketing and will be stamped with a restrictive legend.

                   SHARES ELIGIBLE FOR FUTURE SALE

     Of the 1,250,000 shares of our common stock outstanding before the exercise of any warrants, 50,000 shares are currently freely tradeable. In addition, the 1,250,000 shares of common stock underlying the warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could depress the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold, under Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock in any market.

     In general, under Rule 144 as currently in effect, a person or group of persons whose shares are aggregated, including affiliates of an issuer, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the stock becomes quoted on NASDAQ or a stock exchange, the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year has elapsed since the restricted securities being sold were acquired from the issuer or any affiliate of the issuer, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the issuer or an affiliate of the issuer, a person who has not been an affiliate of the issuer for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

                         PLAN OF DISTRIBUTION

     This prospectus and the registration statement of which it is part relate to the offer and sale of 1,250,000 shares of common stock to be issued upon the exercise of the warrants at an exercise price of $1.00 per share.
The warrants are being distributed as a dividend on the common stock to all the shareholders of record as of [a date within 20 days after the date of this prospectus]. The warrants are exercisable until June 30, 2002, if this prospectus is still current or has been updated.

     The offering will be managed by Power Marketing without an underwriter, and the shares are being offered and sold without any discount, sales commissions or other compensation being paid to anyone in connection with the offering. Power Marketing will pay the costs of preparing, mailing and distributing this prospectus to the holders of the warrants. Brokers, nominees, fiduciaries and other custodians are requested to forward copies of this prospectus to the beneficial owners of securities held of record by them, and the custodians will be reimbursed for their expenses.

     There is no assurance that all or any shares will be sold, nor any requirement, or escrow provisions to assure that, any minimum amount of warrants will be exercised. All funds received upon the exercise of any warrants will be immediately available for our use.

EXERCISE PROCEDURES

     The warrants may be exercised in whole or in part by presentation of the warrant certificate, with the purchase form on the reverse side filled out and signed at the bottom, together with payment of the exercise price and any applicable taxes at the principal office of Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the exercise price shall be made in currency of the United States of America in cash or by cashier's or certified check payable to the order of "Power Marketing, Inc., Warrant Exercise Account."

     All holders of warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the transfer agent and/or warrant agent, together with the certificates being surrendered and full payment of the exercise price in cleared funds, the checks or other funds will be delivered to Power Marketing and the transfer agent and/or warrant agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                            LEGAL MATTERS

     Management knows of no material litigation that is pending or threatened against Power Marketing. The validity of the issuance of the shares offered in this offering will be passed upon for Power Marketing by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                               EXPERTS

     The financial statements of Power Marketing for the years ended December 31, 1999 and 1998 which are included in this prospectus have been examined by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as indicated in their report, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                            FINANCIAL STATEMENTS

                         DECEMBER 31, 1999 AND 1998

                            POWER MARKETING, INC.
                        [A Development Stage Company]




                                  CONTENTS

                                                          PAGE

        -  Independent Auditors' Report                      1


        -  Balance Sheets, December 31, 1999 and 1998        2


        -  Statements of Operations, for the years ended
             December 31, 1999 and 1998, and from
             inception on August 1, 1995 through
             December 31, 1999                               3


        -  Statement of Stockholders' Equity, from
             inception on August 1, 1995 through
             December 31, 1999                               4


        -  Statements of Cash Flows, for the years ended
             December 31, 1999 and 1998, and from
             inception on August 1, 1995 through
             December 31, 1999                               5


        -  Notes to Financial Statements                 6 - 8

                        INDEPENDENT AUDITORS' REPORT



Board of Directors
POWER MARKETING, INC.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Power Marketing, Inc. [a development stage company] at December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and for the period from inception on August 1, 1995 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Power Marketing, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, and for the period from inception through December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed Note 8 to the financial statements, the Company has suffered losses since inception and has not yet been successful in establishing profitable operations, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

January 12, 2000
Salt Lake City, UT

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                               BALANCE SHEETS



                                   ASSETS

                                                    December 31,
                                            ___________________________
                                                  1999          1998
                                             ____________  ____________
CURRENT ASSETS:
  Cash in bank                                  $  12,356     $  1,089
  Investment                                      153,571            -
                                             ____________  ____________
        Total Current Assets                      165,927        1,089

ORGANIZATION COSTS, net                                 -          167
                                             ____________  ____________
                                                $ 165,927     $  1,256
                                             ____________  ____________


                    LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable-related party                $     500     $       -
  Accounts payable                                      -            53
  Note payable-related party                      115,830             -
  Accrued interest-related party                      876             -

                                             ____________  ____________
          Total Current Liabilities               117,206            53
                                             ____________  ____________


STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   500,000 shares authorized,
   no shares issued and outstanding                     -             -
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,250,000 and 1,000,000 shares issued and
   outstanding, respectively                       1,250         1,000
  Additional paid-in capital                      77,300        27,550
  Deficit accumulated during the
    development stage                            (29,829)      (27,347)
                                             ____________  ____________
        Total Stockholders' Equity                48,721         1,203
                                             ____________  ____________
                                              $  165,927     $   1,256
                                             ____________  ____________

  The accompanying notes are an integral part of these financial statement.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                          STATEMENTS OF OPERATIONS

                                                      From Inception on
                                    For the Year Ended  August 1, 1995
                                       December 31,        Through
                                 _______________________  December 31,
                                      1999       1998         1999
                                  __________  __________  ___________
REVENUE                           $       -   $        -  $       -

EXPENSES:
  General and administrative           1,606       1,348      10,697
                                  __________  __________  ___________
          Total Expenses               1,606       1,348      10,697
                                  __________  __________  ___________

LOSS BEFORE OTHER INCOME
       (EXPENSE)                     (1,606)      (1,348)     (10,697)
                                  __________  __________  ___________


OTHER INCOME (EXPENSE):
  Interest Expense                    (876)            -        (876)
  Interest Income                         -            -          44
                                  __________  __________  ___________

  Total Other Income                  (876)            -        (832)
                                  __________  __________  ___________

LOSS BEFORE INCOME TAXES            (2,482)      (1,348)     (11,529)

CURRENT TAX EXPENSE                       -           -           -

DEFERRED TAX EXPENSE                      -           -           -
                                  __________  __________  ___________
(LOSS) FROM CONTINUING
   OPERATIONS                       (2,482)      (1,348)     (11,529)
                                  __________  __________  ___________
DISCONTINUED OPERATIONS:

(Loss) from operations of
  discontinued hair product
   marketing operations                    -           -     (18,990)

Gain on disposition of hair
  product marketing operations             -           -         690
                                  __________  __________  ___________
LOSS FROM DISCONTINUED
   OPERATIONS                               -           -    (18,300)
                                  __________  __________  ___________
NET LOSS                             $(2,482)     $(1,348)  $(29,829)
                                  __________  __________  ___________
LOSS PER COMMON SHARE:
  Continuing operations             $  (.00)     $   (.00) $    (.01)
  Discontinued operations              (.00)         (.00)      (.02)
                                  __________  __________  ___________
      Loss Per Common Share        $   (.00)    $   (.00) $     (.03)
                                  __________  __________  ___________

 The accompanying notes are an integral part of these financial statements.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                      STATEMENT OF STOCKHOLDERS' EQUITY

                FROM THE DATE OF INCEPTION ON AUGUST 1, 1995

                          THROUGH DECEMBER 31, 1999

                                                                       Deficit
                                                                     Accumulated
                          Preferred Stock   Common Stock  Capital in During the
                          ________________  ______________ Excess of Development
                          Shares   Amount   Shares  Amount Par Value    Stage
                          _______ ________  ______________  ________  _________
BALANCE, August 1, 1995         - $     -       -   $    -  $     -   $      -

Issuance of 950,000 shares
  common stock for cash,
  September 15, 1995 at $.03
  per share                     -       -    950,000   950    27,550         -

Issuance of 50,000 shares
  of common stock for cash,
  October 4, 1995 at $.10
  per share, net of offering
  costs                         -       -     50,000    50         -         -

Net loss for the period
  ended December 31, 1995       -       -       -        -         -    (23,780)
                          _______  _______ _________ _______ ________ __________
BALANCE, December 31, 1995      -       -  1,000,000  1,000   27,550    (23,780)

Net loss for the year ended
  December 31, 1996             -       -       -        -         -        (51)
                          _______  _______ _________ _______ ________ __________
BALANCE, December 31, 1996      -       -  1,000,000  1,000   27,550    (23,831)

Net loss for the year ended
  December 31, 1997             -       -       -        -         -     (2,168)
                          _______  _______ _________ _______ ________ __________
BALANCE, December 31, 1997      -       -  1,000,000  1,000   27,550    (25,999)

Net loss for the year ended
  December 31, 1998             -       -       -        -         -     (1,348)
                          _______  _______ _________ _______ ________ __________
BALANCE, December 31, 1998      -       -  1,000,000  1,000   27,550    (27,347)

Issuance of 250,000 shares
  of common stock for
  cash at .20 per share         -       -    250,000    250   49,750           -

Net loss for the year ended
 December 31, 1999              -       -       -        -         -     (2,482)
                          _______  _______ _________ _______ ________ __________
BALANCE, December 31, 1999      -  $    -  1,250,000 $1,250  $ 77,300 $ (29,829)
                          _______  _______ _________ _______ ________ __________






  The accompanying notes are an integral part of this financial statement.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                          STATEMENTS OF CASH FLOWS

                                                              From Inception on
                                           For the Year Ended   August 1, 1995
                                              December 31,         Through
                                    ___________________________   December 31,
                                         1999         1998           1999
                                    ____________ ______________  ____________
Cash Flows from Operating
   Activities:
 Net loss                           $    (2,482) $     (1,348)   $   (29,829)
 Adjustments to reconcile net (loss)
 to net cash used by operations:
  Amortization                              167           100            500
  Changes in assets and liabilities:
   Increase (decrease) in
    accounts payable                        (53)           53              -
   Increase in
    accounts payable-related                500             -            500
   Increase in accrued
    interest-related                        876             -            876
                                     ___________ ______________  _____________
        Net Cash Provided (Used) by
          Operating Activities             (992)       (1,195)       (27,953)
                                     ___________ ______________  _____________
Cash Flows from Investing Activities:
 Organization costs                           -             -           (500)
 Purchase of investment                (153,571)            -       (153,571)
                                     ___________ ______________  _____________
        Net Cash Provided (Used) by
          Investing Activities         (153,571)            -       (154,071)
                                     ___________ ______________  _____________
Cash Flows from Financing Activities:
 Proceeds from sale of common stock      50,000             -         83,500
 Payment of stock offering costs              -             -         (4,950)
 Proceeds from note
  payable-related party                 115,830             -        115,830
                                     ___________ ______________  _____________
        Net Cash Provided by
         Financing Activities           165,830             -        194,380
                                     ___________ ______________  _____________
Net Increase (Decrease) in Cash          11,267        (1,195)        12,356

Cash at Beginning of Period               1,089         2,284             -
                                     ___________ ______________  _____________
Cash at End of Period                $   12,356   $     1,089    $    12,356
                                     ___________ ______________  _____________

Supplemental Disclosures of Cash Flow information:
 Cash paid during the period for:
   Interest                          $    -       $      -       $       -
   Income taxes                      $    -       $      -       $       -

Supplemental Schedule of Non-Cash Investing and Financing Activities:
 For the Year Ended December 31, 1999:
  None

 For the Year Ended December 31, 1998:
  None



 The accompanying notes are an integral part of these financial statement.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization  -  The  Company was organized under the laws  of  the  State  of
  Delaware on August 1, 1995. The Company is considered a development stage company as defined in SFAS No. 7. The Company was formed to engage in the business of television marketing of hair products. During 1996, the Company discontinued the marketing of hair products and is currently considering other business opportunities or potential business acquisitions. During 1999, the Company purchased champagne as an investment, but is still seeking other potential business ventures. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method. Amortization expense for 1999 and 1998 was $167 and $100.

  (Loss) Per Common Share - The computation of loss per common share is based on the weighted average number of shares outstanding during the period presented.

  Investment - Investments in wine and champagne are carried at the lower of cost or market value.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

  Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Recently  Enacted  Accounting Standards - Statement  of  Financial  Accounting
  Standards (SFAS) No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", SFAS No. 134, "Accounting for Mortgage-Backed Securities." and SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections" were recently issued. SFAS No. 132, 133, 134 and
  135 have no current applicability to the Company or their effect on the financial statements would not have been significant

NOTE 2 - CAPITAL STOCK

  Common Stock - During September, 1995, in connection with its organization, the Company issued 950,000 shares of its previously authorized, but unissued common stock. Total proceeds from the sale of stock amounted to $28,500 (or $.03 per share). During October, 1995, the Company made a public offering of 50,000 of its previously authorized but unissued common stock. Total proceeds from the public sale of stock amounted to $5,000. Direct offering costs offset against the proceeds were $4,950.

  During December 1999, the Company issued 250,000 shares of its previously authorized but unissued common stock. Total proceeds from the sale of stock amounted to $50,000 (or $.20 per share)

  Preferred Stock - The Company has authorized 250,000 shares of preferred stock, $.001 per value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at December 31, 1999 and 1998.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                        NOTES TO FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT

  During November 1999 the Company acquired champagne from an entity that at the time was related to a significant shareholder of the Company. The champagne was acquired for $115,830 which was the carryover cost basis of the related entity. A note payable in the amount of $115,830 was given as consideration for the champagne.

  During December 1999 the Company paid cash of $37,741 to purchase wine as an investment. The wine was purchased from an unrelated entity.

NOTE 4 - NOTE PAYABLE - RELATED PARTY

  On November 15, 1999 the Company purchased $115,830 of its investment in champagne from an entity controlled by a shareholder of the Company for a note payable in the amount of $115,830. The note is due in 6 months and provides for interest at 6% per annum.

NOTE 5 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

  The  Company  has  available  at  December 31,  1999,  unused  operating  loss carryforwards of approximately $29,000 which may be applied against future taxable income and which expire in various years from 2010 through 2018. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the amount of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $9,900 and $9,200 as of December 31, 1999 and 1998, respectively, with an offsetting valuation allowance at each year end of the same amount resulting in a change in the valuation allowance of approximately $700 during 1999.

NOTE 6 - RELATED PARTY TRANSACTIONS

  Management Compensation - Officers and directors have not devoted any significant time to the Company's operations nor has the Company paid any compensation to its officers and directors.

  Office  Space  -  The  Company has not had a need to rent  office  space.   An
  officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

NOTE 7 - DEVELOPMENT STAGE COMPANY

  The Company was formed with a very specific business plan. The Company expended virtually all of its working capital in a relatively short time period and was not successful in establishing on-going profitable operations. Consequently, the Company discontinued its operations of engaging in television marketing. The Company currently has no on-going operations.

                            POWER MARKETING, INC.
                        [A Development Stage Company]

                        NOTES TO FINANCIAL STATEMENTS

NOTE 8 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since inception, has expended most of its working capital and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise additional funds through loans, or through additional sales of its common stock or through the acquisition of other companies. There is no assurance that the Company will be successful in raising this additional capital.

NOTE 9 - EARNINGS PER SHARE

  The following data shows the amounts used in computing loss per share for the periods presented.

                                              For the      From Inception
                                             Year Ended     on August 1,
                                            December 31,    1995 Through
                                         _________________   December 31,
                                           1999     1998        1999
                                         ________  ________  _____________
    Loss from continuing operations
    available to common shareholders
    (numerator)                          $(2,482) $ (1,348)   $ (11,529)
                                         ________  ________  _____________
    Loss from discontinued operations
    (numerator)                          $    -   $     -     $ (18,300)
                                         ________  ________  _____________
    Weighted average number of
    common shares outstanding used
    in loss per share calculation for
    the period (denominator)            1,015,753 1,000,000   1,001,581
                                        _________  ________  _____________

No dealer, salesman or other person
is authorized to give any
information or to make any
representations other than those
contained in this prospectus in
connection with the offer made in
this offering.  If given or made,
the information or representations
must not be relied upon as having
been authorized by Power Marketing.
This prospectus does not constitute
an offer to sell or a solicitation
of an offer to buy any of the
securities covered in this offering,
in any jurisdiction or to any person
to whom it is unlawful to make the
offer or solicitation in the
jurisdiction.  Neither the delivery
of this prospectus nor any sale made
hereunder shall, in any
circumstances, create any
implication that there has been no
change in the affairs of Power
Marketing since the date of this
prospectus.


Until  [90 days after the date of
this prospectus],  all dealers that
effect transactions in these
securities, whether or not
participating in this offering, may
be required to deliver a prospectus.
This is in addition to the dealers'
obligation to deliver a prospectus
when acting as underwriters and with
respect to their unsold allotments
or subscriptions.











                      POWER MARKETING, INC.



                        1,250,000 warrants
                         1,250,000 shares







                  Common stock purchase warrants
                         and common stock





                            PROSPECTUS





                                        , 2000







PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

1. Section 145 of the Delaware General Corporation Law provides that each corporation shall have the following powers:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.
(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

2. The Issuer's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Delaware General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

                                                              Amount

SEC registration fee                                        $   330.00
Blue sky fees and expenses                                    2,500.00
Printing and shipping expenses                                  500.00
Legal fees and expenses                                      12,000.00
Accounting fees and expenses                                  3,000.00
Transfer and Miscellaneous expenses                           1,670.00
                                                     -----------------
       Total                                               $ 20,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the organization of the Company, the founder contributed $28,500 cash to initially capitalize Power Marketing in exchange for 950,000 shares of common stock. This transaction was not registered under the Act in reliance on the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. These securities were issued as restricted securities and the certificates were stamped with restrictive legends to prevent any resale without registration under the Act or in compliance with an exemption.

     On September 19, 1995, Power Marketing commenced a public offering in reliance upon Rule 504 of Regulation D, promulgated by the U.S. Securities & Exchange Commission under the Securities Act of 1933. 50,000 shares of common stock were offered and sold and the offering closed in October, 1995. These transactions were not registered under the Act in reliance on the exemption from registration in Section 3(b) of the Act, and Rule 504 of Regulation D promulgated thereunder. Form D was filed with the Securities and Exchange Commission.

     In December, 1999, Power Marketing sold 250,000 shares of common stock in a non public offering to 10 investors, at $.20 per share, and raised gross proceeds of $50,000. This increased the total issued and outstanding common
stock to 1,250,000 shares.    This transaction was not registered under the
Act in reliance on the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. These securities were issued as restricted securities and the certificates were stamped with restrictive legends to prevent any resale without registration under the Act or in compliance with an exemption. The purchasers were persons who were accredited and/or sophisticated investors and had complete access to inquire of management and/or obtain information about the company.

ITEM 27.  EXHIBITS INDEX

SEC No.   Document                                         Exhibit No.

3         Articles of Incorporation                               3.1*

3         By-Laws                                                 3.2*

4         Common Stock Specimen Certificate                       4.1*

4         Form of Warrant Agreement                               4.2*

4         Form of Warrant Certificate                             4.3*

5,24      Opinion & Consent of Counsel                     5.1 & 24.1*

23        Consent of Accountants                                  23.1

27        Financial Data Schedules                                 27*

* previously filed

ITEM 28.  UNDERTAKINGS

The registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                              SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake , State of Utah , on March 22, 2000 .

POWER  MARKETING, INC.

By: /s/ Lynn Dixon
     Lynn Dixon, Chairman (Chief Executive/Financial Officer)


KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas G. Kimble or Van L. Butler, the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature: /s/ Lynn Dixon                         Date: March 22, 2000.
             Lynn Dixon, Director